Exhibit 99.1

FOR IMMEDIATE RELEASE

       Dobson Communications Amends Credit Agreement and Files 10-K Report

OKLAHOMA CITY, March 22, 2004 (PRIMEZONE) - Dobson Communications Corporation (Nasdaq:DCEL) announced today the bank credit agreement of its subsidiary, Dobson Cellular Systems, had been amended to eliminate an ambiguity and inconsistency in the leverage ratio covenant in the credit agreement to clarify that leverage ratios are to be calculated based on the last four quarters of operations, rather than by an annualization calculation. Dobson Communications was in full compliance with the leverage ratio covenants in the credit agreement at December 31, 2003, and, as a result of these amendments, expects to be in full compliance with these covenants at March 31, 2004.

     Dobson Communications also announced that it has received an unqualified report from its independent public accountants with respect to its December 31, 2003 financial statements, and that Dobson Communications' annual report on Form 10-K for the year ended December 31, 2003 was the Securities and Exchange Commission on March 19, 2004.

About Dobson Communications

     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of
10.6 million. The Company serves 1.6 million customers. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

Contact:

Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820